UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2008

Hampton Roads Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	001-32968 (Commission File Number)	54-2053718 (I.R.S. Employer Identification No.)

999 Waterside Drive, Suite 200 Norfolk, Virginia (Address of principal executive offices)	23510 (Zip Code)

Registrant’s telephone number, including area code: (757) 217-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

In connection with the acquisition of Shore Financial Corporation (“SFC”) by Hampton Roads Bankshares, Inc. (the “Company”), on June 10, 2008 the Company’s Board of Directors increased its size from 10 members to 13 members and, as provided for in the merger agreement, elected Henry P. Custis, Jr., Scott C. Harvard and Richard F. Hall, III (collectively, the “New Directors”), formerly members of the SFC board of directors, to the Board of Directors of the Company. Each of the New Directors was appointed to the class of directors whose term expires in 2009.

Election of Officer

On June 10, 2008 the Company’s Board of Directors elected Scott C. Harvard Executive Vice President for Delmarva Operations.

Employment Agreements

Upon the closing of the acquisition of SFC, the Company and Shore Bank, the Company’s wholly owned subsidiary, entered into an employment agreement with Scott C. Harvard. The agreement has a term of sixty (60) months with an initial base salary of $250,000. Mr. Harvard received a retention bonus of $644,000 in cash and deferred compensation. The agreement provides for certain payments under specified circumstances including a change in control of the Company. The agreement restricts Mr. Harvard from employment that competes with Shore Bank for one year following termination of employment. In addition he is restricted from the solicitation of business of Shore Bank’s customers and solicitation of employment of Shore Bank’s employees for a period of one year following termination of employment. The agreement further prohibits the disclosure of proprietary information. In addition, the Company entered into a restrictive covenant agreement with Mr. Harvard that restricts Mr. Harvard from employment that competes with the Company and any of its affiliates for a period of time specified in the covenant. Mr. Harvard received $175,000 in compensation for entering into the covenant.

The above summaries of Mr. Harvard’s employment agreement and restrictive covenant agreement are qualified in their entirety by the full text of such documents, which are attached hereto as Exhibits 10.1 and 10.2 respectively and incorporated by reference herein.

Shore Bank entered into a deferred compensation agreement with Mr. Harvard. Under the terms of the arrangement $400,000 of Mr. Harvard’s retention bonus was deferred. Future deferral amounts will be calculated based upon the performance, as defined in the agreement, of Shore Bank. Payments under the deferred compensation agreement will begin at the earlier of ten years from the date of the agreement or the date on which Mr. Harvard’s employment with Shore Bank and its affiliates ceases.

The above summary of Mr. Harvard’s deferred compensation agreement is qualified in its entirety by the full text of such document, which is attached hereto as Exhibit 10.3 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)         Financial Statements of Businesses Acquired. The Company intends to file by amendment to this Form 8-K the required audited historical financial statements with respect to the acquisition of SFC within the time period as calculated in accordance with Item 9.01(a)(4).

(b)         Pro Forma Financial Information. The Company intends to file by amendment to this Form 8-K the pro forma financial information with respect to the acquisition of SFC within the time period as calculated in accordance with Item 9.01(b)(2).

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Shore Bank, Scott C. Harvard and the Company.

10.2	Restrictive Covenant Agreement by and between Scott C. Harvard and the Company.

10.3	Deferred Compensation Agreement by and between Shore Bank and Scott C. Harvard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hampton Roads Bankshares, Inc.

Date: June 16, 2008	By:	/s/ Jack W. Gibson
Jack W. Gibson
Vice Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement by and between Shore Bank, Scott C. Harvard and the Company.

10.2	Restrictive Covenant Agreement by and between Scott C. Harvard and the Company.

10.3	Deferred Compensation Agreement by and between Shore Bank and Scott C. Harvard.